Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 5, 2014, except for the retrospective adoption of amendments to the accounting standards relating to the financial reporting distinction between development stage entities and other reporting entities as described in Note 1, as to which the date is July 28, 2014 in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-197365) and related Prospectus of Otonomy, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

July 28, 2014